                                                                   Exhibit 12(a)


               The Seagram Company Ltd. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)



                                                     Quarter              Fiscal Year
                                               Ended September 30,       Ended June 30,
                                               -------------------       --------------
                                                2000        1999        2000        1999
                                                ----        ----        ----        ----

Income (loss) from continuing operations,
   before tax                                  $   12      $    9      $  190      $ (579)
Add (deduct):
   Dividends from equity companies                  6          13          74          92
   Fixed charges                                  193         207         804         656
   Interest capitalized, net of amortization      --          --          --          --
                                               ------      ------      ------      ------

Earnings available for fixed charges           $  211      $  229      $1,068      $  169
                                               ======      ======      ======      ======


Fixed charges:
   Interest expense                            $  178      $  191      $  745      $  592
   Portion of rent expense deemed to
    represent interest factor                      15          16          59          64
                                               ------      ------      ------      ------
Fixed charges                                  $  193      $  207      $  804      $  656
                                               ======      ======      ======      ======

Ratio of earnings to fixed charges               1.09        1.11        1.33         (a)
                                               ======      ======      ======      ======


(a) Fixed charges exceeded by $487 million for the year ended June 30, 1999.